EXHIBIT 23.1



           Consent of Independent Registered Public Accounting Firm



We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Cosi, Inc. for the registration of 5,837,563 shares of its common stock and to the incorporation by reference therein of our report dated March 18, 2004 (except for Note 1, as to which the date is March 14, 2005), with respect to the consolidated financial statements for the year ended December 29, 2003 of Cosi, Inc., included in its Annual Report (Form 10-K) for the year ended January 2, 2006, filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young LLP


New York, New York
March 29, 2006